Exhibit 8.1

[Letterhead of Sutherland, Asbill & Brennan LLP]

July 23, 2010

United States Commodity Index Funds Trust
1320 Harbor Bay Parkway, Suite 145
Alameda, CA  94502

RE:	United States Commodity Index Funds Trust
Registration Statement on Form S-1 (File No. 333-164024)

Ladies and Gentlemen:

We have acted as tax counsel for the United States Commodity Index Funds Trust (the “Trust”), a Delaware statutory trust established in series, in connection with the offer and sale (the “Offering”) of units (the “Units”) representing fractional undivided units of beneficial interest in United States Commodity Index Fund, a series of the Trust (the “Fund”).

As counsel to the Trust, we have participated in the preparation of the registration statement for the Offering on Form S-1 (the “Registration Statement”) to which this opinion is an exhibit, including the discussion set forth under the caption “U.S. Federal Income Tax Considerations” (the “Discussion”) in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.

Our opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated under the Code (the “Regulations”), and public administrative and judicial interpretations of the Code and the Regulations as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Our opinion represents only our legal judgment based on current law and the facts as referred to above, and has no binding effect on the U.S. Internal Revenue Service or the courts.  The U.S. Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

Our opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond the opinion expressly stated herein.  Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances or law after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ David A. Roby, Jr.
David A. Roby, Jr., a partner